Exhibit 99.1

SONIC FOUNDRY ANNOUNCES PRICING OF $11.25 MILLION

COMMON STOCK OFFERING

MADISON, WI – December 21, 2006 – Sonic Foundry®, Inc. (NASDAQ: SOFO), a leader in automated rich media communications technology, today announced that it priced a public offering of 3,000,000 shares of its common stock at $3.75 per share to the public. The public offering of the shares is expected to close on December 27, 2006.

Robert W. Baird & Co. acted as sole underwriter for the offering.

Sonic Foundry, Inc. will use the net proceeds from the offering for support of continuing research and development efforts and capital expenditures in areas including advancement of its search technology, intellectual property protection, as well as other business development activities, working capital needs and general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is being made only by means of a prospectus supplement, a copy of which may be obtained from the offices of Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391. An electronic copy of the prospectus supplement will be available on the Securities and Exchange Commission’s website at http://www.sec.gov.

About Sonic Foundry®, Inc.

Founded in 1991, Sonic Foundry (NASDAQ: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world. Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education. The company’s integrated Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company’s Website at www.sonicfoundry.com.

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Press Contact:	Investor Contact:
Terri Douglas	Rob Schatz
Catapult PR-IR	Wolfe, Axelrod, Weinberger & Assoc., LLC
303.808.6820	212-370-4500
tdouglas@catapultpr-ir.com	rob@wolfeaxelrod.com

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.